Exhibit 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Corning Incorporated of our report dated February 8, 2014 relating to the financial statements of Samsung Corning Precision Materials, Co., Ltd., which appears in Corning Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

January 16, 2015